Exhibit 10.49

TEMPORARY EMPLOYMENT AGREEMENT

THIS TEMPORARY EMPLOYMENT AGREEMENT (“Agreement”) is entered into and becomes effective as of October 31, 2016, by and between Mast Therapeutics, Inc. and all related entities, affiliates and subsidiaries (“Mast” or “Employer”) and R. Martin Emanuele (“Employee”).

RECITALS

A.Mast is a corporation and is doing business in the State of California.

B.Employee has been employed by Mast as a Senior Vice President, Development.

C.On or about October 28, 2016, Employee’s employment with Mast terminated as part of a reduction in force.

D.Mast has offered Employee new, part-time, temporary employment to assist with transition matters that may arise.

E.Both Mast and Employee desire that Employee be hired as a Research & Development Advisor on a part‑time, temporary basis for Mast, pursuant to the terms of this Agreement.

IN CONSIDERATION of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

1.Employment.  Mast hereby engages Employee to serve as a part-time, temporary Research & Development Advisor and Employee hereby accepts such engagement upon the terms and conditions set forth herein.

2.Term.  The term of this Agreement shall begin on the effective date stated above and shall remain in effect until the transition services are completed, unless terminated sooner pursuant to Paragraph 9.

3.Duties.  Employee is employed to serve as a part‑time Research & Development Advisor and shall perform such duties as Mast’s Chief Executive Officer, or his designee, assigns from time to time.  Employee acknowledges that he reports to Mast’s Chief Executive Officer who will be Employee’s supervisor.  As part of Employee’s duties, Employee acknowledges and understands that: (a) Employee will devote his utmost knowledge and best skill to the performance of his duties; and (b) Employee shall devote sufficient time to complete the duties of this position, subject to absences for temporary illness.

4.Limitations on Authority.  Employee understands that he may not enter into any of the following types of agreements without the express written approval of Employee’s supervisor:

a.Pledge the credit of Mast or any of its other employees;

b.Bind Mast under any contract, agreement, note, mortgage or otherwise;

c.Release or discharge any debt due to Mast unless Mast has received the full amount thereof; and,

d.Sell, mortgage, transfer or otherwise dispose of any assets of Mast.

5.Personnel Policies and Procedures.  Mast has established policies and procedures to be followed by its employees, including part-time and temporary employees, and Mast shall have the authority to change or establish new personnel policies and procedures from time to time to be followed by its employees.  Employee agrees to comply with the policies and procedures of Mast.  To the extent any provisions in Mast’s personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

6.Wages.  During the term of this Agreement, Employee’s regular hourly rate of pay shall be One Hundred Fifty Four Dollars ($154.00), less payroll deductions and withholding, payable in equal biweekly payments in accordance with Mast’s payroll policies.  Employee must receive approval from his supervisor before working any overtime and all such overtime must be reported on Employee’s timesheet in accordance with Mast’s applicable policies and procedures.

7.Fringe Benefits.  As a temporary employee, Employee is not entitled to receive any fringe benefits, except for paid sick leave pursuant to the terms of Employer’s paid sick leave policy, and the right to participate in Mast’s 401(k) plan.  As such, Employee is not eligible for health, life or disability insurance, vacation benefits or any other benefits that apply to regular, full-time employees.

8.Expenses.  Mast shall reimburse Employee for reasonable and necessary expenses incurred by Employee in the ordinary course of business for Mast, in accordance with Mast’s policies and procedures.

9.Termination At-Will.  This Agreement and the Employee’s employment are terminable at-will.  Both Employee and Mast may terminate Employee’s employment at any time, for any reason or no reason, upon written notice to the other.  Employee is not entitled to receive any severance compensation, other than the wages due to him through the last day of his employment.

10.Arbitration/Sole Remedy for Breach of Agreement.  In the event of any dispute between Mast and Employee concerning any aspect of this temporary employment relationship, including any disputes relating to termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator pursuant to the following terms.  This provision shall supersede any prior arbitration agreement, policy or understanding between the parties.  The parties intend to revoke any prior arbitration agreement.

a.Claims Covered by the Agreement.  Employee and Employer mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that Employer may have against Employee or that Employee may have against Employer or against its officers, directors, partners, employees, stockholders, agents, pension or benefit plans, administrators, or fiduciaries, franchisors, or any parent, subsidiary or affiliated company or corporation (collectively referred to as “Mast”), relating to, resulting from, or in any way arising out of Employee’s employment relationship with Mast and/or the termination of Employee’s employment relationship with Mast, to the extent permitted by law.  The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, or sexual orientation); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); claims for breach of any duties or obligations, including, but not limited to, claims for unfair competition, unauthorized use or disclosure of trade secrets or confidential information, including claims for injunctive and/or other equitable relief; and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance, except claims excluded in the following section.

b.Claims Not Covered by the Agreement. Claims Employee may have for workers’ compensation (excluding discrimination claims under workers’ compensation statutes) or unemployment compensation benefits are not covered by this Agreement.

c.Required Notice of Claims and Statute of Limitations.  Arbitration may be initiated by Employee by serving or mailing a written notice to the Chief Executive Officer of Mast.  Arbitration may be initiated by Mast by serving or mailing a written notice to Employee at his/her last known address.  The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.  The written notice shall be served or mailed within the applicable statute of limitations period set forth by federal or state law.

d.Arbitration Procedures.

i.After demand for arbitration has been made by serving written notice under the terms of Section 10(c) of this Agreement, the party demanding arbitration shall file a demand for arbitration with the office of ADR Services, Inc. (“ADR”) located in San Diego, California.  The arbitrator shall be selected from the ADR panel and the arbitration shall be conducted pursuant to ADR policies and procedures.  All rules governing the arbitration shall be the rules as set forth by ADR.  If the dispute is employment-related, the dispute shall be governed by ADR’s then current version of the ADR Services, Inc. Arbitration Rules.  ADR’s then applicable rules governing the arbitration may be obtained from ADR’s website which currently is www.adrservices.org.

ii.The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted.  The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

iii.Either party may file a motion for summary judgment with the arbitrator.  The arbitrator is entitled to resolve some or all of the asserted claims through such a motion.  The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 10(d)(ii) of this Agreement.

iv.Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of ADR, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses.  The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

e.Application for Emergency Injunctive and/or Other Equitable Relief.  Claims by Mast or Employee for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be submitted to ADR for emergency treatment.  The parties agree that the ADR administrator may select a neutral hearing officer (subject to conflicts) to hear the emergency request only.  The hearing officer should be experienced in considering requests for emergency injunctive and/or other equitable relief.  The hearing officer shall conform his/her consideration and ruling with the applicable legal standards as if this matter were heard in a court of law in the applicable jurisdiction for such a dispute.

f.Arbitration Decision.  The arbitrator’s decision will be final and binding.  The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based.  A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

g.Place of Arbitration.  The arbitration will be at a mutually convenient location that must be within 50 miles of Employee’s last employment location.  If the parties cannot agree upon a location, then the arbitration will be held at ADR office nearest to Employee’s last employment location.

h.Representation, Fees and Costs.  Each party may be represented by an attorney or other representative selected by the party.  Each party shall be responsible for its own attorneys’ or representative’s fees.  However, if any party prevails on a statutory claim that affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party.  Mast shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that Employee would be required to bear if the action were brought in court.

i.Waiver Of Jury Trial/Exclusive Remedy.  Employee and Mast knowingly and voluntarily waive any constitutional right to have any dispute between them decided by a court of law and/or by a jury in court.

11.Successors and Assigns.  The rights and obligations of Mast under this Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of Mast.  Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

12.Governing Law.  This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

13.Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

14.Counterparts.  This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original.  A facsimile signature shall have the same force and effect as an original signature.

15.Separate Terms/Severability.  Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions shall continue in full force and effect.

16.Waiver.  A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

17.Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his last known residential address in the case of Employee, or hand delivered to Employee, or to its principal office in the case of Mast.

18.Entire Agreement.  Employee acknowledges receipt of this Agreement and agrees that this Agreement, together with the Confidential Information, Non-Solicitation and Invention Assignment Agreement between Employee and Mast, represents the entire Agreement with Mast concerning his/her employment, and supersedes any previous oral or written communications, representations, understandings or Agreements with Mast or any agent thereof.  Employee understands that no representative of Mast has been authorized to enter into any Agreement or commitment with Employee which is inconsistent in any way with the terms of this Agreement.

IN WITNESS HEREOF, the parties have executed this Agreement as of the dates set forth below and this Agreement shall be effective as of the date set forth in the first paragraph of this Agreement.

Dated: October 31, 2016	/s/ R. Martin Emanuele
R. Martin Emanuele

Mast Therapeutics, Inc.

Dated: October 31, 2016	By:	/s/ Brian Culley
	Name:	Brian Culley
	Title:	CEO